Exhibit 10.2

CWEI AUSTIN CHALK REWARD PLAN

ARTICLE I
Purpose of Plan

1.1           Purpose of Plan.  The purpose of the Reward Plan (the “Plan”) is to reward eligible employees and other service providers  listed on Exhibit A of Clayton Williams Energy, Inc., and its wholly-owned affiliates (the “Employer”) for continued quality service to the Employer, and to encourage retention of those employees and service providers, by providing them the opportunity to receive bonus payments that are based on profits derived from a portion of the Employer’s working interest in certain wells drilled by Employer in the area described on Exhibit B.

ARTICLE II
Definitions and Construction

2.1           Definitions.  Where the following words and phases appear in the Plan, each will have the respective meaning set forth below, unless the context clearly indicated to the contrary.

(a)	Acquisition Costs: The portion of any costs or expenses incurred by the Employer that are attributable to acquiring the Well Interests.

(b)
Affiliate:  An “Affiliate” of any specified person means any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person.  For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

( c)	Agreed Rate: 3.88% per annum, compounded quarterly.

(d)	Bonus Award: The right granted to a Participant to receive payments, if any, under the terms and conditions of the Plan.

(e)
Bonus Percentage:  The designated percentage set forth in each Participant’s Notice of Bonus Award that is used to calculate the amount of payments, if any, that such Participant may be entitled to under the Plan.

(f)
Change of Control.  A “Change of Control” will be deemed to occur as of (i) the date  any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of

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time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity,  if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) or its parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company (or such successor) or its parent entity, or (ii) the date of death of Clayton W. Williams, Jr.

(g)	Code: The Internal Revenue Code of 1986, as amended from time to time.

(h)	Committee: The Compensation Committee of the Company’s board of directors.

(i)	Company: Clayton Williams Energy, Inc.

(j)	Effective Date: June 1, 2007

(k)	Eligible Person: Each person who is employed by Employer or who performs services for the Employer as a consultant or independent contractor.

(l)	Employer: The Company and its wholly-owned Affiliates.

(m)	Exchange Act: The Securities Exchange Act of 1934, as amended.

(n)	Full Vesting Date: May 5, 2013

(o)	Notice of Bonus Award: The notice provided to each Participant pursuant to Section 3.1, setting forth, among other things, the Participant’s Bonus Percentage under the Plan.

(p)	Participant: Each Eligible Person who has been granted a Bonus Award under the Plan and participates in the Plan in accordance with the provisions of Article III.

(q)	Payment Date: With respect to each Plan Quarter, the date that payment, if any, is made to eligible Participants pursuant to Article V.

(r)
Permitted Assignee:  Each Participant’s spouse, parents, or natural or adoptive lineal descendants, or one or more trusts or partnerships established exclusively for the benefit of each Participant’s spouse, parents or natural or adoptive lineal descendants.

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(s)	Permitted Holder: Clayton W. Williams, Jr. and any Affiliate or Related Person thereof.

(t)	Plan: This CWEI Austin Chalk Reward Plan, as amended from time to time.

(u)	Plan Quarter: Each calendar quarter within a Plan Year.

(v)	Plan Year: Each twelve consecutive month period beginning each January 1.

(w)	Quarterly Bonus Amount: This amount, if any, for each Participant with respect to each Plan Quarter that is calculated in accordance with the provisions of Section 4.3.

(x)	Quarterly Bonus Pool: The bonus pool, if any, determined as of the end of each Plan Quarter in accordance with the provisions of Article IV.

(y)	Related Person: With respect to any Permitted Holder, a “Related Person” means:

(1)           any controlling stockholder or a majority (or more) owned subsidiary of such Permitted Holder or, in the case of an individual, any spouse, family member (including adopted children), heir or descendant of such Permitted Holder, any trust created for the benefit of such individual or such individual’s estate, executor, administrator, committee or beneficiaries; or

(2)           any trust, corporation, partnership or other entity, the beneficiaries, stockholders, owners or persons beneficially owning a majority (or more) controlling interest of which consist of such Permitted Holder and/or such other persons referred to in the immediately preceding clause (1).

(z)
Sale Transaction:  A “Sale Transaction” will be deemed to occur on (1) any sale, exchange, or other disposition to a third party (excluding any Affiliate of the Employer) of (i) the Employer’s Well Interest or of the Employer’s rights or benefits with respect to the Well Interest, or (ii) all or substantially all of the Company’s assets, or (2) a Change of Control.

(aa)	Voting Stock:	All classes of capital stock of a corporation then outstanding and normally entitled to vote in the election of directors.

(bb)
Well:  A well drilled by the Employer in the area described on Exhibit A, provided that the well has a spud date on or after the Effective Date and the primary objective of the well is the Austin Chalk, Buda or Georgetown formation.

(cc)
Well Costs:  The Employer’s share of costs pursuant to any operating agreement for the drilling, completing, equipping, deepening, or sidetracking the Well, including, without limitation: (i) the costs of surveying and staking the Well, the costs of any surface damages, and the costs of clearing, coring, testing, logging, and evaluating the Well; (ii) the costs of casing, cement, and cement services for the Well; (iii) the cost of plugging and abandoning the Well (including standard

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and customary radiation activities associated therewith), if it is determined that the Well would not produce in commercial  quantities and should be abandoned; (iv) all direct charges and overhead chargeable to the Employer with respect to the Well under any applicable operating agreement until such time as all operations are carried out as required by applicable regulations and sound engineering practices to make such Well ready for production, including such charges and overhead attributable to the installation and testing of wellhead equipment, or costs to plug and abandon a dry hole; (v) all costs incurred by the Employer in recompleting or plugging back the Well; (vi)  all costs incurred by the Employer in reworking the Well if the rework is covered by an authority for expenditure under the applicable operating agreement; (vii) all costs incurred by the Employer in locating, drilling, completing, equipping, deepening, or sidetracking any enhanced recovery producer or injector Well (including the costs of all necessary surface equipment such as steam generators, compressors, water treating facilities, injection pumps, flow lines and steam lines); and (viii) the costs of constructing production facilities, pipelines and other facilities necessary to develop property acquired pursuant to the terms  hereof and produce, collect, store, treat, deliver, market, sell or otherwise dispose of oil, gas, and other hydrocarbons and minerals therefrom; provided, that Well Costs will not include any Acquisition Costs.

(dd)	Well Interest:	7% of the Employer’s working interest in each Well.

(ee)
Well Interest Profits:  As of the applicable measurement date, an amount equal to the cumulative cash proceeds earned by the Employer with respect to all Well Interests, minus the sum of (i) Well Costs and other expenses incurred by the Employer with respect to such Well Interests, plus (ii) an internal rate of return on such costs equal to the Agreed Rate.

2.2           Number and Gender.  The masculine gender, when used herein, includes the feminine gender, and, unless context indicates otherwise, the singular includes the plural and the plural the singular.

2.3           Headings.  The headings of Articles and Section herein are included solely for convenience, and if there is any conflict between headings and the text of the Plan, the text will control.  All references to Sections and Articles are to this Plan unless otherwise indicated.

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ARTICLE III
Participation

3.1           Selection of Participants and Grant of Bonus Awards.  The Committee, in its sole discretion, may select which, if any, Eligible Persons will be granted Bonus Awards and become Participants in the Plan. Each Participant's Bonus Percentage will be determined by, and in the sole discretion of, the Committee. Each Bonus Award granted to a Participant will be evidenced by a Notice of Bonus Award that will specify (a) the Participant's Bonus Percentage, (b) the Participant's effective date of Plan participation, and (c) such other terms and provisions as the Committee may determine in its sole discretion.

3.2           Commencement of Participation.  Each Eligible Person will become a Participant upon the effective date of Plan participation specified in his Notice of Bonus Award, provided that such Eligible Person returns to the Company an executed Notice of Bonus Award. Once an Eligible Person becomes a Participant in the Plan, he will remain a Participant until his Plan participation terminates in accordance with Section 3.3.

3.3           Termination of Participation.  A Participant's Plan participation will terminate on the earliest to occur of the following:

(a)
The date on which such Participant terminates employment or service with the Employer for any reason, but only if such termination date occurs prior to the Full Vesting Date; provided, however, that with respect to a Participant who is a consultant or independent contractor and who is not actively performing services for the Employer, such Participant will, for purposes of the Plan, be deemed to remain in the service of the Employer unless and until the Committee, in its sole discretion, determines that such service relationship has been terminated;

(b)	The date on which such Participant forfeits his Bonus Award after the Full Vesting Date pursuant to Section 6.2;

(c)	The date of death of such Participant if there is no Permitted Assignee pursuant to Article VII; or

(d)	The date of termination of the Plan or such Participant's Bonus Award pursuant to Article X.

From and after the date a person's Plan participation terminates, such person will not be entitled to receive any payment under the Plan, pursuant to a Bonus Award or otherwise.

ARTICLE IV
Quarterly Bonus Pool and Quarterly Bonus Amounts

4.1           Calculation of Quarterly Bonus Pool.  As soon as administratively practicable after the last day of each Plan Quarter, the Committee will calculate the Quarterly Bonus Pool for such Plan Quarter in the following manner:

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(a)
If Well Interest Profits, determined as of the last day of the applicable Plan Quarter, equal a negative amount or zero, the Quarterly Bonus Pool for such Plan Quarter will be deemed to be equal to zero.

(b)
If Well Interest Profits, determined as of the last day of the applicable Plan Quarter, equal an amount greater than zero, the Quarterly Bonus Pool for such Plan Quarter will be an amount equal to (i) Well Interest Profits determined as of the last day of such Plan Quarter, minus (ii) the sum of the Quarterly Bonus Pools for all preceding Plan Quarters (taking into account that a Quarterly Bonus Pool will be deemed to be equal to zero if it would otherwise be a negative amount).

4.2           Calculation of Quarterly Bonus Pool in the Event of a Sale Transaction.  In the event a Sale Transaction occurs with respect to a Plan Quarter, the Quarterly Bonus Pool for such Plan Quarter will be calculated in the manner described in Section 4.1, except that Well Interest Profits will be deemed to include the amount of net sale proceeds from the Sale Transaction that the Committee, using any reasonable method it deems appropriate, determines is attributable to the Well Interest. In the event that the Sale Transaction does not result in the receipt of any net sale proceeds (for example, a Change of Control), the Committee will determine a deemed amount of net sale proceeds attributable to the Well Interest, taking into account the relevant facts and circumstances and using any reasonable method it deems appropriate.

4.3           Calculation of Participants' Quarterly Bonus Amounts. As soon as administratively practicable after the last day of each Plan Quarter, the Committee will calculate each Participant's Quarterly Bonus Amount for such Plan Quarter, which will be an amount equal to the product of the Participant's Bonus Percentage multiplied by the Quarterly Bonus Pool for such Plan Quarter (taking into account that a Quarterly Bonus Pool will be deemed to be equal to zero if it would otherwise be a negative amount).

ARTICLE V
Payment of Quarterly Bonus Amounts

5.1     Payment of Quarterly Bonus Amounts.  With respect to each Plan Quarter, each Participant whose Plan participation has not terminated as of the Payment Date for such Plan Quarter will be entitled to receive a payment, if any, equal to one hundred percent (100%) of his Quarterly Bonus Amount for such Plan Quarter. Such payment will be made by the Employer in cash in a single sum as soon as administratively practicable following the last day of the applicable Plan Quarter, but in no event later than two and one-half (2 1/2) months following the last day of the Plan Year in which such Plan Quarter ends.

ARTICLE VI
Forfeiture of Bonus Awards

6.1           Forfeiture of Bonus Award Prior to Full Vesting Date.  If a Participant's Plan participation terminates in accordance with Section 3.3 prior to the Full Vesting Date, such Participant's Bonus Award will be forfeited as of the date that his Plan participation terminates. By way of example and not limitation, a Participant who terminates employment with the Employer prior to the Full Vesting Date will forfeit his Bonus Award as of the date of such termination of employment.

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6.2           Forfeiture of Vested Bonus Award for Cause.  Each Participant will forfeit his Bonus Award if such Participant:

(a)
with respect to time periods during which such Participant is employed by or performing (or deemed to be performing) services for the Employer, (1) materially breaches the terms of his employment agreement or other services agreement with the Employer or any of its Affiliates, (2) materially breaches the terms of any corporate policy or code of conduct established by the Employer or any of its Affiliates, or (3) the Committee, in its sole discretion, determines that such Participant has engaged in gross negligence or willful misconduct in the performance of services for the Employer or any of its Affiliates, including, without limitation, a willful refusal without proper legal reason to perform his duties and responsibilities, or

(b)
at any time, including time periods during which such Participant is not employed by or performing (or deemed to be performing) services for the Employer, (i) admits or enters a plea of no contest to or is convicted of a felony against the Employer or any of its Affiliates, (ii) materially breaches any provision of any agreement with the Employer or any of its Affiliates, or (iii) engages in dishonest or fraudulent conduct with respect to the business, reputation or affairs of the Employer or any of its Affiliates.

The forfeiture provisions of this Section 6.2 will apply regardless of whether a Participant's employment or service relationship with the Employer was terminated as a result of conduct described in subsections (a) or (b) above, and regardless of whether such Participant continued Plan participation through the Full Vesting Date.

6.3           Forfeiture of Bonus Award on Account of Participant's Death if No Permitted Assignee.  A Participant will forfeit his Bonus Award upon the Participant's date of death if the Committee determines that the deceased Participant's Bonus Award was not transferred to a Permitted Assignee pursuant to Article VII or that no Permitted Assignee exists.

6.4           Consequences of Forfeiture of Bonus Award.  From and after the date a Participant forfeits his Bonus Award, such person will not be entitled to receive any payment under the Plan pursuant to a Bonus Award or otherwise.

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ARTICLE VII
Permitted Assignees of Vested Bonus Award Upon Participant's Death

7.1           Permitted Assignees of Vested Bonus Award Upon Participant's Death.

(a)
On or after the Full Vesting Date, all or any portion of each Participant's Bonus Award may be transferred, by operation of will or applicable law, to a Permitted Assignee upon such Participant's death.

(b)
Each Permitted Assignee who is entitled to receive payments from the Plan under this Section 7.1, if any, will receive and hold only those rights and interests, and be subject to the same terms and conditions that would apply if such Permitted Assignee were a Participant in the Plan, including, without limitation, the restrictions on the transfer of a Participant's Bonus Award. As a condition to receipt of any rights and interests under this Section 7.1, a Permitted Assignee may be required to provide the Committee with any information necessary for the Committee to effect a transfer of such rights and interests, and to execute and deliver a written agreement with the Company agreeing to be bound by the terms of the Plan. Notwithstanding whether a Permitted Assignee has executed and delivered such an agreement, the acceptance of distributions from the Plan by a Permitted Assignee will be deemed to be an agreement by such Permitted Assignee to be bound by the Plan's terms.

(c )
To the extent that a payment is made under the Plan to an individual who the Committee determines in good faith is a Permitted Assignee with respect to a deceased Participant's Bonus Award, any and all obligations with respect to such payment will be discharged and neither the Plan nor the Employer will have any obligation to another person claiming to be the Participant's Permitted Assignee with respect to such payment, notwithstanding any subsequent determination by the Committee, a court of law, or otherwise, that such payment was made based on a mistake of fact or a mistake of law.

(d)
In the event that there is a dispute or uncertainty regarding the identity of the Permitted Assignee(s) to whom a deceased Participant's Bonus Award may have been transferred, the Committee will be permitted to retain any payment that would otherwise be payable with respect to such Bonus Award until the identity of such Permitted Assignee(s) can be determined. The amount of any such retained payment will be credited with interest at the Agreed Rate from the time such amount would otherwise be payable until the time such amount is paid. In addition, in the case of any bona fide dispute between parties concerning the right to a payment under the Plan, the Committee may, in its discretion, file an interpleader action in a court of competent jurisdiction, naming the parties to the dispute and, if applicable, may pay the disputed amount into the court to be distributed in accordance with the court's decision or take such other action as it determines, in its sole discretion, constitutes an appropriate way to resolve or otherwise settle the dispute.

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ARTICLE VIII
Administration

8.1           Committee Administration. The Plan will be administered by the Committee.

8.2           Meetings.  The Committee will hold meetings upon such notice and at such time and place as it may from time to time determine. Notice to a member will not be required if waived in writing by that member. A majority of the members of the Committee duly appointed will constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting where a quorum is present will be by vote of a majority of those present at such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent signed by all of the members of the Committee. Members of the Committee may participate in meetings by means of telephone conference or similar communication whereby all persons participating in the meeting can hear and speak to each other.

8.3           Discretion to Interpret Plan.  The Committee has absolute discretion to construe any and all provisions of the Plan, including, but not limited to, the discretion to resolve ambiguities, inconsistencies, or omissions conclusively. The decisions of the Committee upon all matters within the scope of its authority will be binding and conclusive upon all persons.

8.4           Powers and Duties.  In addition to the powers described in Section 8.3 and all other powers specifically granted under the Plan, the Committee will have all powers necessary or proper to administer the Plan and to discharge its duties under the Plan, including, but not limited to, the following powers:

(a)	To make and enforce such rules, regulations, and procedures as it may deem necessary or proper for the orderly and efficient administration of the Plan;

(b)	To enter into an agreement with any individual or entity to perform services with respect to the Plan;

(c)
In its discretion, to interpret and decide all matters of fact in determining the amount of and authorizing payments with respect to Bonus Awards under the Plan, its interpretation and decision thereof to be final and conclusive on all persons claiming a right with respect to such Bonus Awards;

(d)	In its discretion, to determine eligibility under the terms of the Plan, its determination thereof to be final and conclusive on all persons;

(e)	To prepare and distribute information explaining the Plan;

(f)	To obtain from the Employer and Participants (or the assignee of a Participant) such information as may be necessary for the proper administration of the Plan;

(g)	To sue or cause suit to be brought in the name of the Plan; and

(h)	To establish a claims procedure and any other procedures for implementation of the Plan.

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8.5           Expenses.  The Employer will pay the reasonable expenses incident to the administration of the Plan, including, but not limited to, the compensation of any legal counsel, advisors, or other technical or clerical assistance as may be required; the payment of any bond or security required by applicable law; and any other expenses incidental to the operation of the Plan that the Committee determines are proper.

8.6           Reliance on Reports, Certificates, and Participant Information.  The Committee is entitled to rely conclusively upon all tables, valuations, certificates, opinions, and reports furnished by an actuary, accountant, controller, counsel, insurance company, or other person who is employed or engaged for such purposes. Moreover, the Committee will be entitled to rely upon information furnished to the Committee or the Employer by a Participant (or a Permitted Assignee), including, but not limited to, such person's current mailing address.

8.7           Right to Delegate.  The Committee, in its sole discretion, may delegate to one or more employees or agents of the Employer its day-to-day ministerial duties and powers (but only its day-to-day ministerial duties and powers) under the Plan.

8.8           Indemnification.  The Company will indemnify and hold harmless each member of the Committee, and each employee or agent of the Employer who is a delegate of the Committee, against any and all expenses and liabilities arising out of such individual's administrative functions or other responsibilities, including, but not limited to, any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such individual in the performance of such functions or responsibilities, but excluding expenses and liabilities arising out of such individual's own gross negligence or willful misconduct. Expenses against which such person will be indemnified hereunder include, but are not limited to, the amounts of any settlement, judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought. Notwithstanding the foregoing provisions of this Section, this Section will not apply to, and the Company will not indemnify against, any expense that was incurred without the consent or approval of the Company, unless such consent or approval has been waived in writing by the Company.

ARTICLE IX
Nature of the Plan

9.1           Unfunded, Unsecured Plan.  The Plan will constitute an unfunded, unsecured obligation of the Employer to make payments of incentive rewards to certain persons from its general assets in accordance with the Plan. Each Bonus Award granted under the Plan merely constitutes a mechanism for measuring such incentive compensation and does not constitute any property right or interest in the Company or any of its Affiliates, or in the Well or the Well Interest. Neither the establishment of the Plan, the granting of Bonus Awards, nor any other action taken in connection with the Plan will be deemed to create an escrow or trust fund of any kind.
9.2           No Rights of Participant.  No Participant will have any security or other interest in any assets of the Employer or any of its Affiliates as a result of a Bonus Award. Further, no Participant will have any right to receive a property interest in the Well or the Well Interest. Participants and all persons claiming under Participants (including Permitted Assignees) will rely solely on the unsecured promise of the Employer set forth herein, and nothing in the Plan or a Notice of Bonus Award will be construed to give a Participant or anyone claiming under a

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Participant (including a Permitted Assignee) any right, title, interest, or claim in or to any specific asset, fund, entity, reserve, account, or property of any kind whatsoever owned by the Employer or any of its Affiliates, or in which any such entity may have an interest now or in the future, and each Participant will have the right to enforce any claim hereunder only in the same manner as a general creditor. Neither the establishment of the Plan nor the granting of any Bonus Award will create any right in any Participant to make any decision, or provide input with respect to any decision, relating to the business of the Employer or any of its Affiliates.

ARTICLE X
Amendment and Termination

10.1           Amendment of Plan.  Notwithstanding any provision of any other communication, either oral or written, made by the Employer or any of its Affiliates, the Committee, or any other individual or entity to Eligible Persons or to any other individual or entity, the Company reserves the absolute and unconditional right to amend the Plan from time to time. All amendments to the Plan will be in writing, and any oral statements or representations made by the Employer or any of its Affiliates, the Committee, or any other individual or entity that alter, modify, amend, or are inconsistent with the written terms of the Plan will be invalid and unenforceable and may not be relied upon by any Eligible Person, Permitted Assignee, service provider, or other individual or entity. All amendments will be executed by such person or persons as the Company in its discretion authorizes.

10.2           Right to Terminate.  Notwithstanding any provision of any other communication, either oral or written, made by the Employer or any of its Affiliates, the Committee, or any other individual or entity to any Eligible Person, Permitted Assignee, service provider, or other individual or entity, the Company reserves the absolute and unconditional right to terminate the Plan, in whole or in part, and to terminate the Bonus Awards of some or all Participants and each Permitted Assignee of such Participants, with such termination to be effective as of the date selected by the Company in its sole discretion.

10.3           Effect of Termination.  In the event of a termination of the Plan or a termination of the Bonus Award with respect to one or more Participants pursuant to Section 10.2, each such affected Participant (or his Permitted Assignee(s)) will receive a final payment under the Plan reflecting such Participant's Bonus Award as of the date of such termination. The Committee will determine, in its sole discretion and using any reasonable method and manner which it deems appropriate, the final payment amount that each Participant (or his Permitted Assignee(s)) is entitled to upon such termination, taking into account, in the manner it deems appropriate, such information which is available to the Committee as of the date that it makes its determination. A final payment pursuant to this Section 10.3 will be distributed to a Participant (or his Permitted Assignee(s)) as soon as administratively practicable after such termination and in no event later than two and one-half (2 1/2) months following the last day of the Plan Year in which such termination occurs; provided, however, that, notwithstanding the foregoing to the contrary, to the extent that such termination and final payment would be subject to section 409A of the Code, such termination and final payment will be made in accordance with the applicable requirements of section 409A of the Code and the authority thereunder.

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ARTICLE XI
General Provisions

11.1           No Guarantee of Employment.  Nothing contained in the Plan will grant any Eligible Person, or other individual who is an employee of the Employer or any of its Affiliates, or who otherwise performs services for the Employer or any of its Affiliates, the right to be retained in the service of the Employer or any of its Affiliates, nor will anything contained in the Plan limit in any way the right of the Employer or any of its Affiliates to discharge or terminate the service of any individual, including an Eligible Person, at any time, without regard to the effect such discharge or termination may have on any of such individual's rights under the Plan.

11.2           Withholding.  The Employer will at all times be entitled with respect to a payment due under the Plan: (a) to withhold, or cause to be withheld, from such payment to a Participant (or Permitted Assignee), or from any other payment to such Participant (or Permitted Assignee), an amount necessary to satisfy any and all tax withholding obligations or other deductions with respect to any wages or other payments made to a Participant (or Permitted Assignee), which arise under applicable law or are authorized by the Participant (or Permitted Assignee), and (b) to take any other action as may in its opinion be necessary to satisfy all obligations for the payment of such taxes or such other deductions.

11.3           Offset of Amounts Owed to the Employer.  Whenever a Participant (or Permitted Assignee) would be otherwise due any payment pursuant to the Plan, the Employer will be entitled to deduct from such payment any amounts that the Participant (or Permitted Assignee) owes the Employer or any of its Affiliates, including, without limitation, overpayments made under the Plan to either the Participant or a Permitted Assignee, before payment of such amount to such Participant (or Permitted Assignee).

11.4           Agreement to be Bound by Plan.  Through the acceptance of payments pursuant to the Plan, each Participant agrees to be bound by the terms and conditions of the Plan.

11.5           Nonalienation of Benefits.

(a)
Except as provided in Section 7.1, Section 11.3, and Section 11.5(b), or as the Committee may otherwise permit, in writing, in its sole discretion, no interest in or benefit payable under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any action by a Participant to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same will be void and of no effect; nor will any interest in or benefit payable under the Plan be in any way subject to any legal or equitable process, including, but not limited to, garnishment, attachment, levy, seizure, or the lien of any person. This provision will be construed to provide each Participant, or other person claiming any interest or benefit in the Plan through a Participant, with the maximum protection afforded such Participant's interest in the Plan (and the benefits provided thereunder) by law against alienation, encumbrance, and any legal and equitable process, including, but not limited to, attachment, garnishment, levy, seizure, or other lien.

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(b)	Notwithstanding Section 11.5(a), the Committee will comply with the terms and provisions of a "qualified domestic relations order" as defined in section 414(p) of the Code.

11.6           Unknown Whereabouts.  It will be the affirmative duty of each Participant (and Permitted Assignee) to inform the Committee of, and to keep on file with the Committee, his current mailing address. If a Participant (or Permitted Assignee) fails to inform the Committee of his current mailing address, neither the Committee, the Employer, or any Affiliate will be responsible for any late payment or loss of benefits or for failure of any notice to be provided or provided timely under the terms of the Plan to such Participant (or Permitted Assignee).

11.7           Code Section 409A.  To the extent that the Plan is (or becomes) subject to Code section 409A, or any successor provision, as amended from time to time, the Committee may at all times interpret and construe the Plan's terms to conform and comply with the requirements of Code section 409A (or any successor provision). Further, notwithstanding any other provision of the Plan to the contrary, the Committee retains the right to amend the Plan to conform and comply with the requirements of Code section 409A (or any successor provision).

11.8           Jurisdiction.  Except to the extent that any federal law applies to the Plan and preempts state law, the Plan and all actions arising out of or in connection with the Plan shall be governed by and construed, enforced, and administered according to the laws of the state of Texas, without regard to the conflict of law provisions of the State of Texas or of any other state or jurisdiction.

11.9           Severability.  In case any provision of the Plan is held to be illegal, invalid, or unenforceable for any reason, such illegal, invalid, or unenforceable provision will not affect the remaining provisions of the Plan, but the Plan will be construed and enforced as if such illegal, invalid, or unenforceable provision had not been included therein.

11.10         Successors.  The rights and obligations of the Company hereunder shall be binding upon and inure to the benefit of the Company and its successors and assigns.

Austin Chalk Reward Plan.doc

EXECUTED this 19th day of June, 2008 to be effective the 1st day of June 2007.

CLAYTON WILLIAMS ENERGY, INC.

By:	/s/ L. Paul Latham
L. Paul Latham
Executive Vice President

Austin Chalk Reward Plan.doc

EXHIBIT A
Schedule of Participants

		Total
		%
Williams	Clayton	28.5714%
Latham	Paul	3.5714%
Riggs	Mel	3.5714%
Lyssy	Sam	13.5714%
Shultz	Jeff	2.8571%
Pullin	Cash	1.4286%
Welborn	Greg	3.5714%
Uzzell	Ed	3.5714%
Kennedy	John	2.8571%
Wolfshol	Jim	2.8571%
Gasser	Ron	2.8571%
Wolfshohl	Clarence	2.8572%
Grafe	David	14.2857%
Stembridge	Joe	2.8571%
Pollard	Mike	2.2500%
Schwope	Kathy	0.5714%
Thomas	Robert	1.1429%
Alford	Danny	1.1429%
Hamilton	Janet	0.7500%
Smith	Mark	0.5714%
Peacock	Ray	0.3572%
Beebe	Willson	0.3572%
Tisdale	Mark	0.8929%
Polson	Dennis	0.8929%
Pruitt	Donnie	0.7143%
Roome	Joe	0.7143%
Jones	Kim	0.1786%
Kelly	Denise	0.1786%

	Total	100.0000%

Austin Chalk Reward Plan.doc

EXHIBIT B
Area

All of Robertson and Burleson Counties of Texas

Austin Chalk Reward Plan.doc